Exhibit 99.2


FOR IMMEDIATE RELEASE

                                            Contact:  Corporate Communications
                                                                (626) 302-2255
                                      World Wide Web Address:  www.edisonx.com


             Bankers Trust Company Notifies SCE Funding LLC and Rate Reduction Certificate Holders about Proposition 9 Impacts


         ROSEMEAD, Calif., Oct. 16, 1998--Bankers Trust Company of California, N.A., acting as Certificate Trustee for the holders of Rate Reduction Certificates issued by the California Infrastructure and Economic Development Bank Special Purpose Trust SCE-1, has informed SCE Funding LLC that it has sent letters to the Certificate holders of record on Oct. 14, 1998, notifying them about certain actions the Certificate Trustee is taking related to Proposition 9 to be voted on by California voters on Nov. 3, 1998.

         The letter states that Proposition 9, if approved by the voters and upheld by the courts would impair the rights of the Certificate holders and would lead to a default in the payment of principal and interest on the Certificates.

         The letter also states that Proposition 9, if approved, would breach the statutory and contractual pledge by the State of California not to limit or alter payment of principal and interest on the Certificates, and that such breach would constitute an event of default under the Trust Agreement.

         Therefore, the letter states, the Certificate Trustee is requesting authorization from the Certificate holders to commence litigation to enjoin Proposition 9 if it passes, to collect damages on behalf of the Certificate holders for the breach of the State's statutory and contractual pledge, and for other appropriate relief. The Certificate Trustee also requests indemnification from Certificate holders if other sources of payment for the Certificate Trustee are not available.

         The Trustee's letter also attached letters from Southern California Edison Company (SCE), Pacific Gas and Electric Company (PG&E), and San Diego Gas & Electric Company (SDG&E), in their capacities as servicers for the Certificates, restating


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RATE REDUCTION CERTIFICATE HOLDER
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their intention to comply with their obligations under the related agreements to take reasonable and necessary legal actions to overturn Proposition 9 if it is approved by the voters.

         A copy of the Certificate Trustee's correspondence to Certificate holders may be obtained from the current report on Form 8-K filed by SCE Funding LLC with the Securities and Exchange Commission on Oct. 16, 1998.

                                      # # #

         An Edison International company, Southern California Edison is the nation's second largest investor-owned electric utility, serving more than 11 million people in a 50,000-square-mile area within central, coastal and Southern California.